Exhibit 10.1

LEASE

THIS INDENTURE OF LEASE made this 21st day of September, 2000, by and between the heirs to the Daniel Harper Estate, as set forth hereunder, hereinafter referred to as “Lessors”, and Mypodiamond Inc., a corporation of the State of Delaware, with its principal offices at 200 North Repauno Avenue, Gibbstown, New Jersey 08027, hereinafter referred to as “Mypodiamond”.

WITNESSETH:

Lessors do hereby let and lease unto Mypodiamond and Mypodiamond does hereby hire and take from Lessors:

ALL THAT CERTAIN TRACT OR PARCEL OF LAND situate in the Township of Dunbar, County of Fayette and Commonwealth of Pennsylvania, containing 322 acres, more or less, together with the former Blue Stone Mine located thereon; said tract is as shown on surveys attached hereto, made a part hereof and marked Exhibits “A” and “B”.

SUBJECT TO:

(1)                                  Existing oil and gas leases on the Leased Premises, under which Lessees are not permitted to drill within the area actually occupied by the said former Blue Stone Mine; and

(2)                                  Reserving to the Lessors the exclusive right to enter upon the Leased Premises to cut and remove timber. The Lessee is specifically prohibited from cutting or allowing the cutting of any timber unless necessary to their operations on the premises.

TO HAVE AND TO HOLD the Leased Premises unto Mypodiamond for an initial term of five (5) years, commencing on the 16th day of December, 2000 and ending at midnight on the 15th day of December, 2005; provided, however, that this Lease may be extended at Mypodiamond’s option as follows: for a first additional term of five (5) years from December 16, 2005 to December 15, 2010; for a second additional five (5) year term from December 16, 2010 to

December 15, 2015; for a third additional five (5) year term from December 16, 2015 to December 15, 2020; for a fourth additional five (5) year term from December 16, 2020 to December 15, 2025; and for a fifth four (4) year term from December 16, 2025 to December 15, 2029, upon Mypodiamond giving written notice for each additional five (5) year extension at least one hundred twenty (120) days prior to the expiration of the initial period or any extension period.

In addition, the parties agree that this Lease replaces the existing master lease between DuPont and the Daniel Harper Heirs. The existing master lease is hereby terminated as of the date of this Lease. The Parties agree that paragraphs 5 and 11 of the existing master lease shall remain in effect as to any losses, costs, damages, claims or liability prior to the execution of this lease.

This Lease is made subject to the following terms and conditions, which the parties hereto do hereby covenant and agree to keep and perform:

1.             During the first year of the initial period (December 16, 2000 to December 15, 2001), Mypodiamond shall pay to Lessors as rental for the Leased Premises the sum of Seventy Five Thousand Dollars and 00/100 ($75,000.00) to be paid in twelve equal monthly installments commencing on December 16, 2000 and continuing thereafter as provided herein. This rental rate is referred to as the “Annual Rental” and is subject to increase as provided herein. Rental for every year thereafter during the term of this Lease shall be in an amount determined with the following:

(1)           As used in this Section:

(a)           “Index” shall mean the “Consumer Price Index for Urban Wage Earners and Clerical Workers” “(1967=100)” specified for “All Items”, relating to PA-NJ-DE-MD and issued by the Bureau of Labor Statistics of the United States Department of Labor. In the event the Index shall hereafter be converted to a different standard reference base or otherwise revised, the determination of the Percentage Increase (defined below) shall be made with the use of such conversion factor, formula or table for converting the Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or, failing such publication, by any other nationally recognized publisher of similar statistical information. In the event the Index shall cease to be published, then there shall be substituted for the Index such other index as Lessors and Mypodiamond shall agree upon, and, if they are unable to agree within ninety (90) days after the Index ceases to be published, such matter shall be determined in Philadelphia by arbitration in accordance with the Rules of the American Arbitration Association.

(b) “New Index” shall mean the index derived for the November immediately preceeding each Anniversary Date.

(c) “Current Index” shall mean the index derived for the November of the year immediately preceeding the year in which a New Index is derived.

(d) “Anniversary Date” shall mean December 16, 2001 and each successive December 16th during the lease or any extensions thereof.

(e) “Percentage Increase” shall mean the percentage equal to the fraction, the numerator of which shall be the New Index less the Current Index, and the denominator of which shall be the Current Index.

(2) The Annual Rental shall be increased on each Anniversary Date by the Percentage increase, if any, as provided above. It is the intention of the parties that increases in the Base Rate shall be compounded as indicated in Section 1.

Twenty percent (20%) of the rent shall be payable by Mypodiamond directly to the successors of Anna C. Harper for her proportionate share with the balance of the rent to be payable to Edmund C. Harper or his successor, as agent for the other Lessors, less that percentage representing the percentage ownership of any non-subscribing cotenants of the Leased Premises. Edmund C. Harper or his successor will be responsible for disbursing said rent to said other Lessors. Mypodiamond assumes no liability for such disbursement by Edmund C. Harper or his successor, and said other Lessors release Mypodiamond from liability for rental payments once rent is paid by Mypodiamond to Edmund C. Harper or his successor under the terms set forth herein.

2.             Lessors warrant that they possess a fee simple ownership interest in the Leased Premises and that shall Warrant and Defend Lessee’s peaceful and quiet occupation against all parties.

3.             Lessee shall use the Leased Premises for its cladding and diamond operations, which shall be conducted in accordance with all applicable Federal, State and Local laws and regulations and shall secure all necessary permits and licenses at its own expense.

4.             Mypodiamond shall have the right to construct, operate and maintain on the Leased Premises any and all improvements deemed necessary or convenient in connection with its operations and shall have the further right at any time to remove any substantial buildings or other structures of like nature that it may have placed thereon within ninety (90) days of expiration of this Lease within the terms set forth herein. Facilities, such as protective fencing and permanently installed gates, electrical wiring and air-flow baffle walls are to be left in place at the termination of this Lease or removed, at Lessors’ option, by Mypodiamond at Mypodiamond’s  expense.

5.             Lessee shall indemnify and hold Lessors harmless from and against any loss, costs, damages, claims and/or liability, including reasonable attorney fees, on account of any death or injury to any persons or damage to any property (including surrounding properties and also damage to the former Blue Stone Mine which is situated on the Leased Premises) except reasonable wear and tear to the Leased Premises in connection with the Lessee’s lawful use of said premises. Lessee further agrees to indemnify and hold Lessors harmless from and against any loss, costs, damages, claims and/or liability, including reasonable attorney fees, in connection with any environmental contamination or compliance with environmental regulations, past or present.

6.             In the event Mypodiamond’s operations within the Blue Stone Mine result in necessary removal of rocks from the mine, Mypodiamond shall pile said rocks so removed in a nearby place to be designated by Lessors for disposal by Lessors. Mypodiamond is to have no right to the rocks thus removed nor to any proceeds therefrom. Lessors shall have the right of ingress and egress in order to remove such rocks with written notice to Mypodiamond.

7.             Mypodiamond shall pay any increase in the real estate taxes (including school taxes) levied against the Leased Premises over and above the amount of real estate taxes for the year 1985 (“Base Year under the existing lease”), together with any increase in said taxes levied on account of improvements placed on the Leased Premises by Mypodiamond. Such payment shall be made to Edmund C. Harper or his successor, who, on behalf of the Lessors, shall pay the real estate taxes levied against the Leased Premises for so long as this Lease shall remain in effect. It is understood that, since this Lease is not on a calendar year basis, Mypodiamond’s payment of any increase in real estate taxes levied against the Leased Premises over and above the taxes for the Base Year will be made on a pro rata basis for the last year that this Lease remains in effect.

8.             Mypodiamond shall have no right to sublet all or any portion of the Leased Premises nor to assign this Lease, without the prior written consent of Edmund C. Harper or Lessor’s subsequent designee(s), provided, however, that no consent shall be required for Lessor to sublet all or a portion of the Leased Premises to any of the following parties: (1) Dynamic Materials Corporation (“DMC”) or (2) Ametek, Inc. Not withstanding anything to the contrary in this paragraph, Mypodiamond shall have the right to assign or sublet all or any portion of the Leased Premises including, without limitation, the right to assign this Lease or sublet all or a portion of the Leased Premises to any subsequent purchaser of DMC’s cladding business with the consent of the Lessors, which the Lessors agree shall not be unreasonably withheld.

9.             Lessee shall have the right to terminate this Lease on December 15, 2005 or at any time thereafter upon giving written notice to Edmund C. Harper at 1823 Martin Avenue, Fremont, OH 43420 (or at any other address that may be supplied in writing to Mypodiamond from time to time) to that effect at least twelve (12) months prior to the effective date of termination. If however, Lessee terminates this lease at any time prior to December 15, 2025, then Lessee shall pay to Lessors a sum equal to five (5) times the annual rental in effect at the time of termination, in sixty equal monthly installments commencing on the fifteenth day of the month immediately following termination. If Mypodiamond provides such termination notice to Lessor, then Lessor shall provide notice of such termination notice to all permitted Sublessees, if any, and any permitted sublessees shall have the option, within fifteen (15) days of receiving such notice from Lessors, to assume all of Mypodiamond’s rights and obligations under this Lease.

10.           Lessor agrees that should Mypodiamond either: (1) terminate or notify Lessor of its intention to terminate this Lease prior to the end of the initial term (ending December 15, 2005) or any subsequent extension period as required hereunder, (2) fail to provide advance written notice to Lessor of its intention to extend the initial period or any extension period or (3) fails to make the rental payments described in Section 1 for a continuous 3 month period and the Lease, for whatever reason, is not assigned by Mypodiamond to the Sublessee, then the Lessor shall notify Mypodiamond of such condition and Mypodiamond will have 10 days to remedy the condition. If Mypodiamond does not remedy the condition, then Sublessee shall have the option, within 15 days of receiving notice from the Lessor of Mypodiamond’s action, to assume all of Mypodiamond’s rights and obligations under the Lease as if none of the foregoing events had occurred.

11.           Upon the expiration or prior termination of this Lease, Mypodiamond shall surrender possession of the Leased Premises to Lessors with the former Blue Stone Mine situate thereon to be in substantially the same condition as it was on the date hereof.

12.           This Lease shall inure to the benefit of and be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns, and may be executed in counterparts.

13.           If Mypodiamond negotiates directly or indirectly with any or all nonsubscribing cotenants of the Leased Premises and Mypodiamond increases remuneration to them so that such is proportionally greater (relative to their ownership percentage), than that given the subscribing cotenants (including those signing through a power of attorney) in order to secure their approval of a lease of their cotenancy then the rent hereunder shall increase so that all of the subscribing cotenants hereto will receive the same proportionally increased rent.

IN WITNESS WHEREOF, the parties hereto have executed this Indenture of Lease on this the day and year first above written.

WITNESS:	MYPODIAMOND INC.

By:

LESSORS:

Alice Stile

Anne H. Liberati

Beatrice Kostelac

Bruce D. Kushner

Carol E. Eckman

Estate of Carol H. Collins

Charles & Elaine Hughes

Daniel B. Haggerty

Dolores Harper

Donald F. Smith

Douglas C. Kusher

Edwin Robbins

Estate of Andrew E. Reilly	By	Michael Reilly

Emma Jean Moeller

Marnie Real

John C. Harper

Evenly Bunting

Frank G. Harper

Jack W. Snyder

Mary M. Reilly

James T. Harper

James Welch

John D. Reilly

Dr. John J. Harper

Joseph R. Dominac

Josephine Petty

Karen Powell

Kathleen M. Reilly

Lula E. Keffer

Lynn F. Davis

Madeline Hampton

Marianne Spiker

Marjorie Carlton

Linda Lacey Jones

Charlene E. Harper

Reid K. Smith

Robert B. Lynch

William R. Snyder

William S. Harper

William W. Harper

Wilma Jean Stewart

Lila Lynch	By Eleanora Pike, Administrator

David D. Lacey

William R. Lacey

Edmund C. Harper

Linda Carlton Allen

Estate of Anna C. Harper

James Edward Carlton